UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 9, 2008

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

169 Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 20, 2007, the Company announced that it would release the Company’s fourth quarter and fiscal year 2007 earnings results on January 31, 2008. Pursuant to the terms of the lock-up agreements for the Company’s October 30, 2007 follow-on offering of 10 million shares of its common stock, the Company’s executive officers, directors and the selling stockholders agreed with the underwriters of the offering not to dispose of any of their remaining common stock or securities convertible into or exchangeable for shares of common stock, except for certain shares to be sold pursuant to Rule 10b5-1 trading plans in existence prior to the date of the offering and subject to certain other exceptions, for the period from October 30, 2007 to January 28, 2008, except with the prior written consent of Goldman, Sachs & Co. The lock-up agreements stated that, if prior to the expiration of the lock-up period the Company announces that it will release earnings results during the 15-day period following January 28, 2008 and files a Current Report on Form 8-K at least three days prior to the proposed lock-up release date, these lock-up restrictions would expire on the day 15 days prior to the scheduled earnings release, but in no event prior to January 16, 2008. As the Company has announced that it will release earnings results on January 31, 2008 and has filed this Form 8-K, the aforementioned lock-ups shall expire on January 16, 2008. The timing of the lock-up release will allow analysts to provide coverage of the Company’s upcoming earnings release in a timely fashion.

In connection with this lock-up expiration, an aggregate of 8.7 million shares, of the Company’s 91.6 million shares outstanding as of December 29, 2007, will be released from the lock-up agreements. This lock-up release represents the final release of shares from the Company’s existing lock-up agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date:	January 9, 2008	By:	/s/ Michael O. McCarthy III
Michael O. McCarthy III
Vice President and General Counsel